Exhibit 99.1

Case Name: Interstate Bakeries
Corporation & All Subsidiaries		Case No: 04-45814-jwv-11

Consolidated Monthly Operating Report Summary
For The Four Weeks Ended and as of October 18, 2008
REVENUE
Gross Income			$215,353,338
Less Cost of Goods Sold			108,211,134
Ingredients, Packaging & Outside Purchasing	$61,737,458
Direct & Indirect Labor	34,552,692
Overhead & Production Administration	11,920,984
Gross Profit			107,142,204

OPERATING EXPENSES
Owner - Draws/Salaries	-
Selling & Delivery Employee Salaries	48,261,664
Advertising and Marketing	1,979,293
Insurance (Property, Casualty, & Medical)	11,563,494
Payroll Taxes	4,076,015
Lease and Rent	2,965,792
Telephone and Utilities	1,240,884
Corporate Expense (Including Salaries)	6,873,900
Other Expenses	30,201,272	(i)
Total Operating Expenses			107,162,314
EBITDA			(20,110)
Restructuring & Reorganization Charges	5,477,307	(ii)
Depreciation and Amortization	4,502,783
Abandonment	4,489
Property & Equipment Impairment	-
Other( Income)/Expense	42,908
Gain/Loss Sale of Prop	-
Interest Expense	4,910,591
Operating Income (Loss)			(14,958,188)
Income Tax Expense (Benefit)	(215,743)
Net Income (Loss)			$(14,742,445)

CURRENT ASSETS
Accounts Receivable at end of period			$135,809,761
Increase (Decrease) in Accounts Receivable for period			727,216
Inventory at end of period			63,738,396
Increase (Decrease) in Inventory for period			(479,432)
Cash at end of period			24,098,629
Increase (Decrease) in Cash for period			2,268,782
Restricted Cash			21,103,656
Increase (Decrease) in Restricted Cash for period			13,498

LIABILITIES
Increase (Decrease) Liabilities Not Subject to Compromise			16,050,341
Increase (Decrease) Liabilities Subject to Compromise			(256,197)
Taxes payable:
Federal Payroll Taxes	$3,910,791
State/Local Payroll Taxes	3,743,422
State Sales Taxes	757,903
Real Estate and
Personal Property Taxes	8,050,166
Other (see attached supplemental schedule)	2,575,978
Total Taxes Payable			19,038,260

See attached supplemental schedule for footnoted information.

IBC
Other Taxes Payable - Supplemental Schedule
for period ended
October 18, 2008

Description	Amount

Use Tax	$537,812
Accr. Franchise Tax	483,760
Other Taxes	1,554,406

Total Other Taxes Payable	$2,575,978

5th period
(i) Other Expenses included the following items:
Employee benefit costs	12,551,666
Facility costs (excluding lease expense)	799,816
Distribution/transportation costs	13,235,826
Local promotional costs	1,050,655
Miscellaneous	2,563,309
$30,201,272

(ii) Restructuring and reorganization expenses for the period included:
Restructuring expenses
(Gain)/loss on sale of assets	11,057
Other	189,523
Reorganization expenses
Professional fees	5,482,021
Interest expense	(13,788)
Adjustments to lease rejection expense	(191,506)
Other	0
$5,477,307

(iii) Restricted cash represents cash held as collateral pursuant to IBC's debtor-in-possession credit facility.

Note: Capital expenditures for the period totaled approximately $1.1 million.

EXPLANATORY NOTES TO THE INTERSTATE BAKERIES CORPORATION
CONSOLIDATED MONTHLY OPERATING REPORT
DATED AS OF OCTOBER 18, 2008

1.
This consolidated Monthly Operating Report (MOR), reflecting results for the four-week period ended October 18, 2008 and balances of and period changes in certain of the Company’s accounts as of October 18, 2008, is preliminary and unaudited. This MOR should be read together and concurrently with the Company’s first quarter 2009 Form 10-Q that was filed with the Securities and Exchange Commission (SEC) on October 7, 2008 and the Company’s Annual Report on Form 10-K for fiscal 2008 filed with the SEC on September 15, 2008 for a comprehensive description of our current financial condition and operating results. This MOR is being provided to the Bankruptcy Court and the U.S. Trustee pursuant to requirements under Local Rule 2015-2 C.

2.
This MOR is not audited and will not be subject to audit or review by our external auditors on a stand-alone basis at any time in the future.  This MOR does not include quarterly and year-to-date adjustments reflected upon review of major asset and liability accounts prior to the Company’s filing of its quarterly and annual financial statements with the SEC.

Due to the timing impact of the foregoing, results for this period as presented in the MOR are not necessarily indicative of the actual results for the period if all such matters were allocated to all periods in the quarter or year.  Accordingly, each period reported in the MORs should not be viewed on a stand-alone basis, but rather in the context of previously reported financial results, including the Company’s SEC filings.

3.
This MOR is presented in a format providing information required under local rule and incorporating measurements used for internal operating purposes, rather than in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information. This MOR does not include certain financial statements and explanatory footnotes, including disclosures required under GAAP.

4.
As of October 18, 2008, the Company had borrowed $106.9 million under its $309.0 million debtor-in-possession credit facility, which is subject to a borrowing base formula based on its level of eligible accounts receivable, inventory, certain real property and reserves.  The credit facility was also utilized to support the issuance of letters of credit primarily in support of the Company’s insurance programs.  As of October 18, 2008, there were $141.0 million of letters of credit outstanding under the debtor-in-possession credit facility. The amount of the credit facility available for borrowing was $61.1 million as of October 18, 2008.  (On September 12, 2008, the credit facility was amended to increase availability thereunder and extend the maturity date.  See Note 8. Debt to the Company’s financial statements included in its Form 10-Q for the first fiscal quarter of 2009 ended August 23, 2008 for additional information.)